NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2016 Financial Results
Achieves 10 years of consecutive quarterly comp growth
Q1 sales increased 25.4% to $192.7 million
Q1 EPS increased 50% to $0.12
Reiterates full year fiscal 2016 guidance

PHILADELPHIA, PA – (June 2, 2016) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen weeks ended April 30, 2016.

For the thirteen weeks ended April 30, 2016:

•	Net sales increased by 25.4% to $192.7 million from $153.7 million in the first quarter of fiscal 2015; comparable store sales increased by 4.9%.

•	Operating income increased to $10.8 million from $7.0 million in the first quarter of fiscal 2015.

•	The Company opened 21 new stores and ended the quarter with 458 stores in 28 states. This represents an increase in stores of 19.0% from the end of the first quarter of fiscal 2015.

•	Net income was $6.8 million compared to $4.3 million in the first quarter of fiscal 2015.

•	Diluted income per common share was $0.12 compared to $0.08 per share in the first quarter of fiscal 2015.

Joel Anderson, CEO stated: “We are very pleased with our first quarter results that once again demonstrate the universal appeal of Five Below and the disciplined execution of our key initiatives. Our top-line outperformance was driven by continued strength at both our new and existing stores. This marks our 40th consecutive quarter of positive comparable store sales growth and we delivered a 50% increase in earnings per share driven by our ability to leverage our fixed costs on our strong comp and new store performance.”

Mr. Anderson continued, “We are reiterating our previously provided outlook for fiscal 2016.  We are very encouraged by the strong start in the first quarter and the momentum that we have built as our teams continue to work to deliver exciting assortments, compelling marketing campaigns and an engaging in-store experience that continues to resonate with our customers.”

Second Quarter and Fiscal 2016 Outlook:
For the second quarter of fiscal 2016, net sales are expected to be in the range of $216 million to $219 million based on opening 28 new stores and assuming an approximate 3% increase in comparable store sales. Net income is expected to be in the range of $8.5 million to $9.2 million, with a diluted income per common share range of $0.16 to $0.17 on approximately 55.0 million estimated diluted weighted average shares outstanding.

For fiscal 2016, the Company continues to expect net sales to be in the range of $995 million to $1,005 million based on opening 85 new stores for the full year and assuming an approximate 3% increase in comparable store sales. Net income is expected to be in the range of $69.9 million to $72.2 million, with a diluted income per common share of $1.27 to $1.31 on approximately 55.3 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2016 financial results is scheduled for today, June 2, 2016, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-221-9591 (international callers please dial 913-312-9309) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 877-870-5176 (international callers please dial 858-384-5517). The pin number to access the telephone replay is 6074718. The replay will be available until June 9, 2016.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, the availability of suitable new store locations and the dependence on the success of shopping centers in which our stores are located, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to lack of online sales, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers including online retailers, risks related to cyber security, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these and risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.
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Investor Contact:
ICR, Inc.
Farah Soi/Caitlin Morahan
203-682-8200
Farah.Soi@icrinc.com/Caitlin.Morahan@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 30, 2016	January 30, 2016	May 2, 2015
Assets
Current assets:
Cash and cash equivalents	$25,774	$53,081	$52,391
Short-term investment securities	55,851	46,335	—
Inventories	156,300	148,370	119,820
Prepaid income taxes	4,411	1,341	6,941
Prepaid expenses and other current assets	21,620	15,618	16,736
Total current assets	263,956	264,745	195,888
Property and equipment, net	123,765	119,784	98,134
Deferred income taxes	8,720	8,507	8,533
Other assets	278	258	293
	$396,719	$393,294	$302,848

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	57,784	58,225	42,146
Income taxes payable	802	11,942	253
Accrued salaries and wages	5,672	7,661	4,590
Other accrued expenses	28,777	24,368	30,463
Total current liabilities	93,035	102,196	77,452
Deferred rent and other	49,367	46,617	43,659
Total liabilities	142,402	148,813	121,111
Shareholders’ equity:
Common stock	547	546	545
Additional paid-in capital	309,599	306,522	297,181
Accumulated deficit	(55,829)	(62,587)	(115,989)
Total shareholders’ equity	254,317	244,481	181,737
	$396,719	$393,294	$302,848

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net sales	$192,715	$153,727
Cost of goods sold	132,448	106,566
Gross profit	60,267	47,161
Selling, general and administrative expenses	49,515	40,140
Operating income	10,752	7,021
Interest income (expense), net	74	(9)
Income before income taxes	10,826	7,012
Income tax expense	4,068	2,734
Net income	$6,758	$4,278
Basic income per common share	$0.12	$0.08
Diluted income per common share	$0.12	$0.08
Weighted average shares outstanding:
Basic shares	54,681,646	54,448,634
Diluted shares	54,964,890	54,717,146

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Operating activities:
Net income	$6,758	$4,278
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,125	4,740
Share-based compensation expense	2,888	2,465
Deferred income tax benefit	(213)	(652)
Other non-cash expenses	22	13
Changes in operating assets and liabilities:
Prepaid income taxes	(3,070)	(5,002)
Inventories	(7,931)	(4,168)
Prepaid expenses and other assets	(6,028)	1,428
Accounts payable	(4,254)	(7,307)
Income taxes payable	(11,140)	(14,189)
Accrued salaries and wages	(1,989)	(685)
Deferred rent	2,832	3,192
Other accrued expenses	5,550	15,103
Net cash used in operating activities	(10,450)	(784)
Investing activities:
Purchases of investment securities	(15,036)	—
Sales, maturities, and redemptions of investment securities	5,520	—
Capital expenditures	(7,536)	(10,738)
Net cash used in investing activities	(17,052)	(10,738)
Financing activities:
Proceeds from exercise of options to purchase common stock	1,127	368
Common shares withheld for taxes	(1,299)	—
Excess tax benefit related to exercises of stock options	367	359
Net cash provided by financing activities	195	727
Net decrease in cash and cash equivalents	(27,307)	(10,795)
Cash and cash equivalents at beginning of period	53,081	63,186
Cash and cash equivalents at end of period	$25,774	$52,391